Exhibit 99.1

Quotient Technology Inc. Reports Second Quarter 2018 Financial Results

Total revenue was $89.5M, up 20% over Q2 2017

Media revenue increased 77% over same period, powered by proprietary shopper data

Delivered 954 million transactions, a 20% increase over Q2 2017

Strong market adoption of Quotient Analytics, already delivering 20,000 reports per month

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--July 31, 2018--Quotient Technology Inc. (NYSE: QUOT), the leading data-driven digital promotions and media company, today reported financial results for the second quarter ended June 30, 2018.

“We had a great second quarter, driven by the continued success of Retailer iQ and our data-driven media solutions,” said Mir Aamir, President and CEO of Quotient. “In a few short years, we have evolved from a digital coupons company into an integrated digital commerce marketing company focused on the $225 billion dollars CPGs spend annually in marketing. We’re successfully delivering an integrated suite of digital solutions, including coupons, media and analytics – resulting in accelerating revenue growth. To help fuel this growth, we’ll continue to invest in retail partnerships, data relationships, technology, solutions and services.”

Second Quarter 2018 Financial Results

  Total revenue was $89.5 million in Q2 2018, an increase of 20% over Q2 2017.
  Revenues from promotions and media were $60.9 million and $28.6 million, respectively, compared to Q2 2017 revenues of $58.4 million and $16.1 million, respectively.
  GAAP net loss for Q2 2018 was $4.7 million, compared to net loss of $5.8 million in Q2 2017.
  Adjusted EBITDA was $12.9 million in Q2 2018, compared to $13.0 million in Q2 2017.
  Transactions totaled 954 million in Q2 2018, up 20% over Q2 2017.

Adjusted EBITDA, a non-GAAP measure, is reconciled to the corresponding GAAP measure at the end of this release.

Business Highlights

Delivered Significant Revenue Growth in Key Areas

  Q2 2018 promotion revenue from Retailer iQ grew 20% over Q2 2017.
  Media revenue in Q2 2018 grew 77% over Q2 2017.
  Revenue from Retailer iQ and Media combined grew over 40% compared to a year ago, representing 73% of total revenue.

Expanded Retail Partnerships for Continued Long-Term Growth Opportunities

  Expanded partnership with Southeastern Grocers in which Quotient manages all CPG digital media for shopper marketing – from creative to ad delivery to analytics and measurement. This partnership will allow CPG brands to use in-store shopper data and online behavioral data to deliver relevant digital ads to engage with shoppers, whether they are on the retailer’s app, across the web, or on social media channels – all by working with Quotient.
  Expanded relationships with several other retailers, including two expected to launch soon.

Acquired Influencer Marketing Firm Ahalogy, Bringing Social Media Expertise

  Influencer marketing is projected to reach $10 billion annually by 2020.
  Ahalogy delivers premium influencer content across social media channels for CPGs by tapping into a roster of more than 5,000 influencers. Ahalogy uses 100% paid media, offering transparency, while ensuring legitimate impressions. Points North Group, a third-party that analyzes influencer marketing, gave Ahalogy high marks for their approach, which includes measurement and oversight against fraudulent practices within the influencer marketing industry.

Executed Purchase in Stock Buyback Program

In the second quarter, we used approximately $6.7 million in cash to repurchase 500,000 shares of our common stock.

Business Outlook

As of today, Quotient is providing the following business outlook.

For the third quarter 2018, total revenue is expected to be in the range of $101.0 million to $105.0 million. Adjusted EBITDA for the third quarter 2018 is expected to be in the range of $13.0 million to $15.0 million.

For the full year 2018, we are raising revenue expectations above the incremental revenue we expect from the Ahalogy acquisition. Total revenue is now expected to be in the range of $390.0 million to $405.0 million. Adjusted EBITDA for the full year 2018 is expected to be in the range of $58.0 million to $65.0 million, reflecting a higher proportion of media revenue in the back half of 2018.

A reconciliation of Adjusted EBITDA, a non-GAAP guidance measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expenses items that are excluded in calculating Adjusted EBITDA.

Conference Call Information

Management will host a conference call and live webcast to discuss the Company's financial results and business outlook today at 4:30 p.m. EDT/ 1:30 p.m. PDT. Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (866) 393-4306, or outside the U.S. (734) 385-2616, with Conference ID# 7991648 at least five minutes prior to the 1:30 p.m. PDT start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measure

Quotient has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release, because it is a key measure used by Quotient’s management and Board of Directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts. In particular, Quotient believes that the exclusion of certain income and expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial metric used by the compensation committee of our Board of Directors in connection with the determination of compensation for our executive officers. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating Quotient’s operating results in the same manner as Quotient’s management and Board of Directors.

Quotient defines Adjusted EBITDA as net income (loss) adjusted for stock-based compensation, depreciation and amortization, interest expense, other income (expense) net, provision for (benefit from) income taxes, change in fair value of escrowed shares and contingent consideration, net, charges related to Enterprise Resource Planning Software implementation costs, certain acquisition related costs, and restructuring charges. We exclude these items because we believe that these costs (benefits) do not reflect expected future operating expenses. Additionally, certain items are inconsistent in amounts and frequency making it difficult to contribute to a meaningful evaluation of our current or past operating performance.

Quotient's use of Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of Quotient’s financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) the potentially dilutive impact of stock-based compensation; (iii) tax payments that may represent a reduction in cash available to Quotient; (iv) the effects of stock-based compensation, depreciation and amortization, interest expense, other income (expense) net, provision for (benefit from) income taxes, net change in fair value of escrowed shares and contingent consideration, charges related to Enterprise Resource Planning software implementation costs, certain acquisition related costs, and restructuring charges; and (v) other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

This non-GAAP financial measure is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net income (loss), and Quotient’s other GAAP financial results.

For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Net Loss to Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company’s current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company’s current expectations with respect to revenues and Adjusted EBITDA for the third quarter and fiscal year 2018; the Company’s expectations for the continued growth of the Retailer iQ digital platform; the Company’s expectations regarding the future demand and behavior of consumers, retailers and CPGs, including the shift to digital and a digital convergence in marketing; the Company’s expectations regarding the potential audience reach of its platforms; the Company’s expectations regarding its data-driven promotions and media offerings, the Company’s expectations regarding Ahalogy and the opportunity within the influencer market, the Company’s expectations regarding access to and use of shopper data for its solutions and its data relationships; the Company’s expectations regarding retailer partnerships; the Company’s expectations regarding its new pricing strategies; the Company’s expectations regarding its product mix; and the Company’s expectations with respect to its future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements should not be read as guarantees of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available to the Company’s management at the date of this press release and its management's good faith belief as of such date with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the Company’s financial performance, including its revenues, margins, costs, expenditures, growth rates and operating expenses, and its ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company's ability to adapt to changing market conditions, including the Company’s ability to adapt to changes in consumer habits, the Company's ability to negotiate fee arrangements with CPGs and retailers; the Company's ability to maintain and expand the use by consumers of digital promotions on its platforms; the Company’s ability to execute its media strategy; the Company's ability to effectively manage its growth; the performance of the Company’s various products; the Company's ability to successfully integrate acquired companies into its business; the Company's ability to develop and launch new services and features; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the "SEC"), including its quarterly report on Form 10-Q filed with the SEC on May 4, 2018. Additional information will also be set forth in the Company’s future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the SEC. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise and does not assume responsibility for the accuracy and completeness of the forward-looking statements.

About Quotient Technology Inc.

Quotient Technology Inc. (NYSE: QUOT) is the leading digital promotions, media and analytics company using proprietary data to deliver personalized digital coupons and ads to millions of shoppers daily. Our core platform, Quotient Retailer iQ™, connects to a retailer’s point-of-sale system and provides targeting and analytics for consumer packaged goods (CPG) brands and retailers. Our distribution network also includes our Coupons.com app and website, thousands of publishing partners and, in Europe, the Shopmium mobile app. We serve hundreds of CPGs, such as Clorox, Procter & Gamble, General Mills and Kellogg’s, and retailers like Albertsons Companies, CVS, Dollar General, Kroger and Walgreens. We operate Crisp Mobile, which creates mobile ads aimed at shoppers, and Ahalogy, a leading influencer marketing firm. Founded in 1998, Quotient is based in Mountain View, California, with offices across the U.S., in Bangalore, India; Paris and London. Learn more at Quotient.com, and follow us on Twitter @Quotient.

Quotient, the Quotient logo, Quotient Retailer iQ, Shopmium and Ahalogy are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$307,836	$334,635
Short-term investments	50,175	59,902
Accounts receivable, net	95,659	81,189
Prepaid expenses and other current assets	10,275	8,737
Total current assets	463,945	484,463
Property and equipment, net	15,205	16,610
Intangible assets, net	64,080	46,490
Goodwill	102,665	80,506
Other assets	1,612	1,006
Total assets	$647,507	$629,075
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,978	$6,090
Accrued compensation and benefits	9,601	13,914
Other current liabilities	41,351	35,538
Deferred revenues	8,520	6,276
Contingent consideration related to acquisitions	24,500	18,500
Total current liabilities	87,950	80,318
Other non-current liabilities	3,404	3,205
Convertible senior notes, net	150,704	145,821
Contingent consideration related to acquisitions	14,582	—
Deferred tax liabilities	1,871	1,690
Total liabilities	258,511	231,034

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	696,104	686,025
Accumulated other comprehensive loss	(818)	(700)
Accumulated deficit	(306,291)	(287,285)
Total stockholders’ equity	388,996	398,041
Total liabilities and stockholders’ equity	$647,507	$629,075

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues	$89,545	$74,493	$176,311	$147,072
Costs and expenses:
Cost of revenues (1)	47,769	30,021	88,222	59,233
Sales and marketing (1)	20,530	21,617	44,360	45,454
Research and development (1)	12,122	12,774	24,748	25,894
General and administrative (1)	11,528	11,803	22,920	23,696
Change in fair value of escrowed shares and contingent consideration, net	-	3,900	7,350	1,315
Total costs and expenses	91,949	80,115	187,600	155,592
Loss from operations	(2,404)	(5,622)	(11,289)	(8,520)
Interest expense	(3,326)	—	(6,634)	—
Other income (expense), net	1,270	134	2,208	261
Loss before income taxes	(4,460)	(5,488)	(15,715)	(8,259)
Provision for income taxes	200	270	302	173
Net loss	$(4,660)	$(5,758)	$(16,017)	$(8,432)

Net loss per share, basic and diluted	$(0.05)	$(0.06)	$(0.17)	$(0.10)
Weighted-average shares used to compute net loss per share, basic and diluted	93,643	88,985	93,180	88,242

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Cost of revenues	$579	$485	$1,119	$936
Sales and marketing	1,735	1,694	3,335	3,026
Research and development	1,862	1,985	3,689	3,996
General and administrative	4,063	3,902	7,892	7,864
Total stock-based compensation	$8,239	$8,066	$16,035	$15,822

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(16,017)	$(8,432)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,507	8,677
Stock-based compensation	16,035	15,822
Amortization of debt discount and issuance cost	4,883	—
Loss on disposal of property and equipment	34	—
Allowance for doubtful accounts	49	(497)
Deferred income taxes	302	173
Change in fair value of escrowed shares and contingent consideration, net	7,350	1,315
Changes in operating assets and liabilities:
Accounts receivable	(10,741)	2,097
Prepaid expenses and other current assets	(1,967)	(2,066)
Accounts payable and other current liabilities	(3,152)	(471)
Accrued compensation and benefits	(4,535)	(2,468)
Deferred revenues	1,109	1,119
Net cash provided by operating activities	3,857	15,269

Cash flows from investing activities:
Purchases of property and equipment	(2,327)	(3,166)
Purchase of intangible assets	(6,500)	—
Acquisitions, net of cash acquired	(20,947)	(21,048)
Purchase of short-term investments	(50,175)	(59,659)
Proceeds from maturity of short-term investment	59,902	94,250
Net cash provided by (used in) investing activities	(20,047)	10,377

Cash flows from financing activities:
Proceeds from issuances of common stock under stock plans	4,515	3,641
Payments for taxes related to net share settlement of equity awards	(8,240)	—
Repurchases of common stock	(6,734)	—
Principal payments on promissory note and capital lease obligations	(156)	(85)
Net cash provided by (used in) financing activities	(10,615)	3,556
Effect of exchange rates on cash and cash equivalents	6	18
Net increase (decrease) in cash and cash equivalents	(26,799)	29,220
Cash and cash equivalents at beginning of period	334,635	106,174
Cash and cash equivalents at end of period	$307,836	$135,394

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND TRANSACTION DATA
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net loss	$(4,660)	$(5,758)	$(16,017)	$(8,432)
Adjustments:
Stock-based compensation	8,239	8,066	16,035	15,822
Depreciation, amortization and other (1)	7,033	6,608	12,652	12,012
Change in fair value of escrowed shares and contingent consideration, net	-	3,900	7,350	1,315
Interest expense	3,326	—	6,634	—
Other (income) expense, net	(1,270)	(134)	(2,208)	(261)
Provision for income taxes	200	270	302	173

Total adjustments	$17,528	$18,710	$40,765	$29,061

Adjusted EBITDA	$12,868	$12,952	$24,748	$20,629

Transactions (2)	954,146	793,238	1,981,443	1,588,508
(1) For the three and six months ended June 30, 2018, Other includes enterprise resource planning ("ERP") software implementation costs of zero and $0.05 million, respectively, certain acquisition related costs of $0.7 million for each of the respective periods, and restructuring charges of $0.2 million and $1.4 million, respectively. For the three and six months June 30, 2017, Other includes ERP software implementation costs of $0.4 million and $0.6 million respectively, certain acquisition related costs of $0.8 million and $1.5 million, respectively, and restructuring charges of $1.3 million for each of the respective periods.

(2) A transaction is any action that generates revenue, directly or indirectly, including per item transaction fees, revenue sharing fees, set up fees and volume-based fixed fees. Transactions exclude self-generated retailer offers where no revenue is received.

CONTACT:
Quotient Technology Inc.
Investor Relations Contact:
Stacie Clements, 650-605-4535
Vice President, Investor Relations
ir@quotient.com
or
Media Contact:
Paul Sloan, 650-396-8754
Vice President, Communications
press@quotient.com